Exhibit 99.1

ADVENTRX ANNOUNCES 2005 FIRST QUARTER FINANCIAL RESULTS

SAN DIEGO - May 13, 2005 - ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) today announced financial results for the three months ended March 31, 2005.

For the first quarter of 2005, ADVENTRX reported a net loss of $2.8 million, or $0.05 per share, compared with a net loss of $710,000, or $0.02 per share, for the first quarter of 2004.

“Building on our ability to demonstrate clinical benefit in colorectal and pancreatic cancers, we are moving Co-Factor™ into late-stage trials for both these indications. This year we have received approvals to initiate a US Phase III pivotal trial and a European Union Phase IIb international trial both in metastatic colorectal cancer,” said Evan M. Levine, ADVENTRX president and chief executive officer. “Later in the current quarter, we plan to file for European clearance to initiate a Phase III pivotal trial in pancreatic cancer. We expect to be enrolling patients in all three late-stage CoFactor trials by year end.”

First Quarter Financial Review
Research and development (R&D) expenses for the first quarter of 2005 were $1.7 million, compared with $296,000 for the first quarter of 2004. The increase in R&D expenses for the 2005 first quarter was due primarily to clinical expenses associated with the Company’s ongoing Phase II CoFactor trial. General and administrative expenses for the 2005 first quarter were $1.2 million, compared with $414,000 for the same period in 2004. This increase was due primarily to the hiring of additional personnel in the finance and marketing, and business development departments; increased directors and officers insurance premiums; increased legal fees; payments for settlements of certain disputes; and increased expenses associated with business development activities.

ADVENTRX reported cash and cash equivalents of approximately $10.5 million as of March 31, 2005, compared with $13.0 million as of December 31, 2004. This decrease was due primarily to the use of cash to fund R&D and general and administrative expenses.

About CoFactor
CoFactor (ANX-510) is a folate-based biomodulator drug developed to enhance the activity of the widely used cancer chemotherapeutic (5-FU). Clinical data from previous clinical trials in Europe have demonstrated clinical benefit and improved overall median survival in patients with advanced tumors, including colorectal, pancreatic and breast. In comparison to leucovorin, CoFactor creates more stable binding of the active form of 5-FU, FdUMP, to the target enzyme, thymidylate synthase (TS). CoFactor bypasses the chemical pathway required by leucovorin to deliver the active form of folate, allowing 5-FU to work more effectively. This improves 5-FU performance and lowers toxicity. ADVENTRX is the exclusive licensee of this compound. More information on CoFactor can be found at http://www.adventrx.com/products/antic_cofactor.htm.

About ADVENTRX
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on introducing new technologies for anticancer and antiviral treatments that improve the performance and safety of existing drugs and address significant problems such as drug metabolism, toxicity, bioavailability or resistance. More information can be found on the Company's Web site at www.adventrx.com.

Forward Looking Statement
This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are made based on management's current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s last annual report on Form 10-KSB, as well as other reports that the Company files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to release publicly any revisions, which may be made to reflect events or circumstances after the date hereof.

Contact:
ADVENTRX Pharmaceuticals
Andrea Lynn
858-552-0866

Investor Contact:
Lippert Heilshorn & Associates
Jody Cain (jcain@lhai.com)
Brandi Floberg (bfloberg@lhai.com)
310-691-7100

[Tables to Follow]

ADVENTRX PHARMACEUTICALS, INC.
(Formerly Biokeys Pharmaceuticals, Inc.)
(A Development Stage Enterprise)
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended March 31,
	2005	2004
Net sales	$—	$—
Cost of goods sold	—	—
Gross margin	—	—
Grant revenue	—	—
Interest income	37,322	3,346
	37,322	3,346
Operating expenses:
Research and development	1,704,797	296,375
General and administrative	1,150,033	414,382
Depreciation and amortization	27,126	3,052
Impairment loss – write off of goodwill	—	—
Interest expense	300	—
Equity in loss of investee	—	—
Total operating expenses	2,882,256	713,809
Loss before cumulative effect of
change in accounting principle	(2,844,934)	(710,463)
Cumulative effect of change in accounting
principle	—	—
Net loss	(2,844,934)	(710,463)
Preferred stock dividends	—	—
Net loss applicable to common stock	$(2,844,934)	$(710,463)
Loss per common share – basic and
diluted	$(.05)	$(.02)

ADVENTRX PHARMACEUTICALS, INC.
(Formerly Biokeys Pharmaceuticals, Inc.)
(A Development Stage Enterprise)
Condensed Consolidated Balance Sheets

	March,31	December,31
	2005	2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,532,678	$13,032,263
Accrued interest income	—	10,808
Prepaid expenses	54,881	115,144
Other current assets	27,392	—
Assets available for sale	—	108,000
Total current assets	10,614,951	13,266,215
Property and equipment, net	290,482	285,304
Other assets	53,012	57,268
Total assets	$10,958,445	$13,608,787
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$970,324	$532,327
Accrued liabilities	102,392	628,754
Accrued salary and related taxes	88,796	57,315
Total current liabilities	1,161,512	1,218,396
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.001 par value. Authorized 100,000,000 shares;
issued 54,037,987 shares in 2005 and 53,834,237 shares in 2004	54,039	53,835
Additional paid-in capital	47,804,769	47,553,497
Deficit accumulated during the development stage	(38,027,128)	(35,182,194)
Treasury stock: 23,165 shares at cost	(34,747)	(34,747)
Total shareholders’ equity	9,796,933	12,390,391
Total liabilities and shareholders’ equity	$10,958,445	$13,608,787

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